UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2018

EXP WORLD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53300

Delaware	98-0681092
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

2219 Rimland Drive, Suite 301
Bellingham, WA 98226
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (360) 685-4206

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240. 12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On April 3, 2018, the Company filed a Form 8-K disclosing that, after discussion with management and with BDO USA, LLP, the Company’s independent registered public accounting firm, the Company’s Board of Directors, based on a recommendation of the Audit Committee, had concluded that the Company’s previously issued financial statements for the fiscal years ended December 31, 2016 (“Fiscal 2016”) and the first three fiscal quarters of the fiscal year ended December 31, 2017 (“Fiscal 2017”) , should no longer be relied upon, and determined that the financial statements will be restated due to the identification of accounting errors. The Company also disclosed that it would restate certain quarterly data for Fiscal 2016 and would reassess its internal controls as a result of the identification of the errors.

On April 12, 2018, after discussion with management and with BDO USA, LLP, the Company’s independent registered public accounting firm, the Company’s Board of Directors, based on a recommendation of the Audit Committee, concluded that the Company’s previously issued financial statements for the fiscal year ended December 31, 2015 (“Fiscal 2015”) , should no longer be relied upon, and determined that such financial statements will be restated due to the identification of accounting errors. The Company also will restate certain quarterly data for Fiscal 2015.

The restatement disclosed on April 3, 2018, resulted from accounting errors in the treatment of equity instruments granted to non-employees in 2012 and 2013 and materially impacted our financial statements for the fiscal year ended December 31, 2016. The restatement disclosed today results from accounting errors in the treatment of equity instruments granted to employees in 2012 and 2013 which materially impacted our financial statements Fiscal 2015, Fiscal 2016, and the first three quarters in Fiscal 2017.

The accounting errors had no effect on cash and no impact on the Company’s assets, liabilities, or net cash flows from operating, investing, and financing activities on the statement of cash flows during Fiscal 2015, Fiscal 2016 or the quarterly periods in Fiscal 2017. The Company estimates that the combined non-cash effect of both the April 3, 2018 restatement disclosure and today’s disclosure of the accounting errors would lead to a net reduction in previously recognized stock-based compensation expense of approximately $2.5 million and $18.6 million for Fiscal 2015 and Fiscal 2016, respectively and an increase in previously recognized stock-based compensation expense of approximately of $5.7 million for the first three fiscal quarters of Fiscal 2017.

In addition, the Company will make correction of certain immaterial errors in revenue and cost of revenue, which will decrease previously reported net revenues and cost of revenues by approximately $0.6 million for Fiscal 2016 and by approximately $1.8 million for the first three fiscal quarters of Fiscal 2017. These errors had no impact on the previously reported net loss.

These errors were discovered by management during the course of its preparation of the Annual Report on Form 10-K for Fiscal 2017, and the audit of the financial results for Fiscal 2017. None of the errors implicate misconduct with respect to the Company or its management or employees.

The Company will restate its financial statements for Fiscal 2015, Fiscal 2016, certain quarterly data for Fiscal 2015, certain quarterly data for Fiscal 2016, and the first three fiscal quarters of Fiscal 2017, in its Annual Report on Form 10-K for Fiscal 2017, which the Company expects to file with the Securities and Exchange Commission on or before April 17, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2018

EXP WORLD HOLDINGS, INC.

By:	/s/ Alan Goldman
Alan Goldman Chief Financial Officer

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